As filed with the Securities and Exchange Commission on November 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IEH Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	13-5549348
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

140 58th Street, Suite 8E
Brooklyn, NY	11220
(Address of Principal Executive Offices)	(Zip Code)

2020 Equity Stock-Based Compensation Plan

(Full Title of the Plan)

David Offerman

President and Chief Executive Officer

IEH Corporation

140 58th Street, Suite 8E

Brooklyn, NY 11220

(718) 492-4440

Copies To:

Subrata Purkayastha

Chief Financial Officer

IEH Corporation
140 58th Street, Suite 8E
Brooklyn, NY 11220
Tel: (718) 492-4440

Steven L. Glauberman, Esq. Becker New York, P.C. 45 Broadway, 17th Floor New York, NY 10006 Tel: (212) 599-3322

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 750,000 shares of Common Stock of the Registrant to be issued pursuant to the Registrant’s 2020 Equity Stock-Based Compensation Plan (the “2020 Plan”).

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of Form S-8 will be sent or given to the participants in the 2020 Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, and all documents the Registrant subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the Commission on June 14, 2024

(2)

All other reports filed pursuant to Sections 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s latest annual report referred to (1) above; including:

(i)            The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Commission on August 12, 2024; and

(ii)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Commission on November 8, 2024; and

(iii)          The Registrant’s Current Reports on Form 8-K and 8-K/A filed with the Commission on June 17, 2024, August 13, 2024, November 8, 2024 and November 12, 2024.

(3)	All documents the Registrant files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered herby then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

The holders of the Registrant’s Common Stock are entitled to one (1) vote per share on each matter submitted to a vote at a meeting of Registrant’s shareholders. Shareholders of the Registrant have no pre-emptive rights to acquire additional shares of Common Stock or other securities. The Registrant’s Common Stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of Registrant’s Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of Registrant’s Common Stock now outstanding are fully paid and non-assessable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

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Item 6.	Indemnification of Directors and Officers.

New York Business Corporation Law

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor if such director or officer acted in good faith for a purpose which he reasonably believed to be in or, in certain cases not opposed to, such corporation’s best interests, except that no indemnification will be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person has been adjudged to be liable to such corporation, unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director officer acted in good faith and for a purpose he reasonably believed to be in or, in certain cases not opposed to, such corporation’s best interests and additionally, in criminal actions , had no reasonable cause to believe his conduct was unlawful.

IEH Corporation’s Amended and Restated Certificate of Incorporation

Article X of the Registrant’s Amended and Restated Certificate of Incorporation provides as follows:

“Pursuant to the Business Corporation Law of the State of New York, it is expressly provided that any and every person made a party to any action, suit or proceeding by reason of the fact that he, whether testate or intestate, is or was a director, officer or employee of this corporation or of any corporation which he served as such at the request of this corporation, shall be and hereby is indemnified by the corporation against any and all reasonable expenses including attorneys’ fees actually and necessarily incurred by him in connection with the defense of any such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters in which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties; and such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled apart from this provision and under any certificate of incorporation or other certificate filed pursuant to law, by-law agreement, vote of shareholders or otherwise. Any and all amounts payable by way of indemnity hereunder shall be determined and paid in accordance with the Business Corporation Law of the State of New York.”

Insurance

The Registrant maintains directors’ and officers’ liability insurance policies that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification may contravene public policy as expressed in the Securities Act and is therefore unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, offices or controlling persons and the Commission is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer or controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is hereby made to the Exhibit Index attached hereto, which is incorporated herein by reference.

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Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A.(1)(a) and A.(1)(b) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brooklyn, New York on this 26th day of November, 2024.

IEH CORPORATION

By:	/s/ Dave Offerman
Name:	Dave Offerman
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Dave Offerman and Subrata Purkayastha or either of them, his true and lawful attorney-in-facts and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dave Offerman	Chairman of the Board, President and Chief Executive Officer	November 26, 2024
Dave Offerman	(Principal Executive Officer)

/s/ Subrata Purkayastha	Chief Financial Officer and Treasurer	November 26, 2024
Subrata Purkayastha	(Principal Accounting Officer)

/s/ Allen Gottlieb	Director	November 26, 2024
Allen Gottlieb

/s/ Gerald E. Chafetz	Director	November 26, 2024
Gerald E. Chafetz

/s/ Eric C. Hugel	Director	November 26, 2024
Eric C. Hugel

/s/ Michael E. Rosenfeld	Director	November 26, 2024
Michael E. Rosenfeld

/s/ John P. Spiezio	Director	November 26, 2024
John P. Spiezio

/s/ Brian J. Glenn	Director	November 26, 2024
Brian J. Glenn

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (filed as Exhibit C-4 on Form 8-K, dated February 27, 1991).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 on Annual Report on Form 10-KSB for the fiscal year ended March 27,1994).

5.1*	Opinion of Becker New York, P.C., legal counsel to the Company.

10.1	2020 Equity Stock-Based Compensation Plan (filed as Annex A to definitive Proxy Statement November 23, 2020).

23.1*	Consent of Marcum LLP, independent registered public accounting firm

23.2*	Consent of Becker New York, P.C. (included in its opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

107*	Filing Fee Table

*	Filed herewith

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